EXHIBIT 99.1 – Shareholder Communications Letter

(First South Bancorp, Inc. Letterhead)

November 10, 2016

Dear Shareholder,

First South Bancorp reported another strong quarter of financial performance on October 20, 2016. Included with this newsletter are a set of financial statements as of and for the three and nine month periods ended September 30, 2016. Here are some highlights from our announcement:

➢	Strong quarterly earnings performance with net income of $1.9 million, earnings per share (EPS) of $0.20, return on assets (ROA) of 0.78% and return on equity (ROE) of 8.52%
➢	Highest quarterly EPS since the first quarter of 2009, highest ROE since the second quarter of 2013 and highest ROA since the third quarter of 2014
➢	Increased quarterly non-interest income due to mortgage originations, loan sales and servicing revenue
➢	Total loans and leases held for investment have grown by $75 million or over 12% since December 31, 2015
➢	Nonperforming assets have declined by $1.7 million year-to-date to 0.78% of total assets
➢	Total deposits have increased by $48 million since year end 2015 with over $20 million of growth in non-interest bearing checking balances
➢	Completed the purchase of mortgage servicing rights for 452 high-quality Freddie Mac and Fannie Mae loans with an unpaid principal balance of $84.6 million at settlement

From a balance sheet perspective, total assets have grown to $986 million, total loans and leases held for investment are $682 million, total deposits are $860 million and total stockholders’ equity is $88 million. Over the past 21 months, we have grown the loan and lease portfolio by over $200 million. Largely due to the loan and lease growth, net interest income increased by $2.5 million or almost 12% for the first nine months of 2016 compared to the comparative prior year period. Non-interest income, excluding securities gains, has increased $740,000 or 8% over the two comparative nine month periods. Strong revenue streams from our mortgage banking related activities and Small Business Administration loan origination and sales are the primary drivers behind the increase. Non-interest expenses have declined by $206,000 over the comparative nine month periods. In this challenging interest rate environment, First South Bank is generating higher revenues and controlling overhead expenses.

Interest rates have been near or at historic levels for many years now. The Federal Reserve Open Market Committee (FOMC) now suggests that we may experience “lower for longer,” which means interest rates may need to stay at lower levels for a longer than anticipated time period due to several structural changes in the US economy. First South Bank enjoyed a 3.72% net interest margin for the year-to-date period ended September 30, 2016 compared with 3.64% for the prior year nine month period. In the current interest rate environment, it is unusual to see a bank experience both an expanding net interest margin and significant loan growth. Banks, in general, are not making new loans at interest rates at or above the rate being earned on the entire loan portfolio. We have been able to accomplish margin expansion by changing the mix of our earning assets. On average, a greater percentage of our earning assets are comprised of higher yielding loans and leases for the current nine month period than the prior period. For the current period, 74% of earning assets were loans and leases and only 26% were lower yielding assets compared to 64% and 36%, respectively, for the prior year period.

In addition to enhancing earnings through revenue generation and cost efficiencies, we are working on several exciting new projects during the fourth quarter.  A new and improved corporate website will launch in December.  This updated site will embrace the latest responsive technology so that users have a consistent experience no matter the device on which they choose to access our site. We are incorporating marketing capabilities that will allow us to provide a better and more personalized experience for First South Bank customers. We recently announced the consolidation of one of our Washington, NC branches and will be renovating our main office at Carolina Avenue. This renovation contemplates an open flow of traffic, multiple stations to conduct business, and incorporates the use of traditional and digital signage for marketing and community messaging. In August, we launched a new consumer mobile banking platform and app. This new mobile banking app offers increased functionality, easier navigation, and more robust biometric security features.

Management, the Board of Directors and all employees of First South Bank continue to work hard to enhance the value of your investment. The value of a share of First South Bancorp stock has increased 8.2%, from $8.55 to $9.25 between December 31, 2015, and November 3, 2016, and we recently announced the declaration of a $0.03 per share dividend to be paid November 18, 2016, to shareholders of record November 3, 2016. It remains a top priority to create a high performing community bank and we are taking steps each quarter to accomplish this goal.

Finally, we want to send our thoughts and prayers to those people and communities throughout eastern North Carolina that were impacted by Hurricane Matthew. Although the flood waters have receded, the road to recovery in many small towns will be a long journey. One of our Guiding Principles is “we promise to be vested in the communities we serve.” As such, we have taken steps to provide support to some of the hardest hit areas of eastern North Carolina.

Thank you for your support of First South Bancorp and I welcome your comments and questions.

Sincerely,

Bruce W. Elder, President & CEO

(252) 940-4936

bruce.elder@firstsouthnc.com

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	September 30,	December 31,
	2016	2015
Assets	(Unaudited)

Cash and due from banks	$19,272,704	$19,425,747
Interest-bearing deposits with banks	37,936,276	18,565,521
Investment securities available-for-sale, at fair value	193,255,580	248,294,725
Investment securities held-to-maturity	509,328	508,456
Mortgage loans held for sale	7,312,568	3,943,798

Loans and leases held for investment	682,465,668	607,014,247
Allowance for loan and lease losses	(8,498,061)	(7,866,523)
Net loans and leases held for investment	673,967,607	599,147,724

Premises and equipment, net	11,608,966	13,664,937
Assets held for sale	192,720	-
Other real estate owned	4,810,434	6,125,054
Federal Home Loan Bank stock, at cost	1,701,200	2,369,300
Accrued interest receivable	3,118,482	2,874,506
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	2,090,680	1,265,589
Identifiable intangible assets	1,682,269	1,895,514
Bank-owned life insurance	17,937,292	15,635,140
Prepaid expenses and other assets	6,180,717	8,348,385

Total assets	$985,795,399	$946,282,972

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$189,872,662	$169,545,849
Interest bearing demand	264,114,729	246,376,521
Savings	141,701,335	135,369,668
Large denomination certificates of deposit	124,416,507	116,299,196
Other time deposits	139,725,846	143,730,993
Total deposits	859,831,079	811,322,227

Borrowings	20,000,000	37,000,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	7,360,372	5,479,971
Total liabilities	897,501,451	864,112,198

Common stock, $.01 par value, 25,000,000 shares authorized;
9,494,935 and 9,489,222 shares outstanding, respectively	94,949	94,892
Additional paid-in capital	35,998,472	35,936,911
Retained earnings	47,851,299	43,691,073
Accumulated other comprehensive income	4,349,228	2,447,898
Total stockholders' equity	88,293,948	82,170,774

Total liabilities and stockholders' equity	$985,795,399	$946,282,972

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2016 and 2015

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Interest income:
Interest and fees on loans	$7,915,133	$6,639,177	$22,748,826	$18,834,471
Interest on investments and deposits	1,295,051	1,577,440	4,131,333	5,047,181
Total interest income	9,210,184	8,216,617	26,880,159	23,881,652

Interest expense:
Interest on deposits	728,106	598,081	2,094,809	1,730,070
Interest on borrowings	55,886	54,077	187,683	61,593
Interest on junior subordinated notes	127,011	141,578	408,628	421,656
Total interest expense	911,003	793,736	2,691,120	2,213,319

Net interest income	8,299,181	7,422,881	24,189,039	21,668,333
Provision for credit losses	220,000	335,000	770,000	475,000
Net interest income after provision for credit losses	8,079,181	7,087,881	23,419,039	21,193,333

Non-interest income:
Deposit fees and service charges	1,907,878	2,093,101	5,746,336	6,067,959
Loan fees and charges	72,578	62,960	268,212	179,196
Mortgage loan servicing fees	343,081	263,679	850,770	807,126
Gain on sale and other fees on mortgage loans	812,754	528,745	1,795,017	1,486,278
Gain (loss) on sale of other real estate, net	77,416	(63,402)	50,932	9,814
Gain on sale of investment securities	-	502,576	467,470	954,514
Other income	477,343	378,574	1,636,428	1,057,395
Total non-interest income	3,691,050	3,766,233	10,815,165	10,562,282

Non-interest expense:
Compensation and fringe benefits	4,970,846	4,935,133	14,955,785	14,475,105
Federal deposit insurance premiums	157,142	163,200	479,276	445,081
Premises and equipment	1,349,243	1,312,123	4,103,726	3,976,577
Advertising	151,304	218,827	568,556	598,477
Data processing	757,200	818,680	2,303,418	2,805,101
Amortization of intangible assets	136,882	129,527	401,981	386,597
Other real estate owned expense	119,065	99,234	425,622	462,825
Other	1,286,741	1,330,098	3,842,879	4,137,281
Total non-interest expense	8,928,423	9,006,822	27,081,243	27,287,044

Income before income tax expense	2,841,808	1,847,292	7,152,961	4,468,571
Income tax expense	947,496	610,680	2,185,841	1,352,983

NET INCOME	$1,894,312	$1,236,612	$4,967,120	$3,115,588

Per share data:
Basic earnings per share	$0.20	$0.13	$0.52	$0.33
Diluted earnings per share	$0.20	$0.13	$0.52	$0.33
Dividends per share	$0.030	$0.025	$0.085	$0.075
Average basic shares outstanding	9,494,861	9,500,885	9,493,285	9,532,393
Average diluted shares outstanding	9,525,302	9,520,943	9,520,216	9,552,298